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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 APRIL 18, 1996
                                (Date of Report)



                               NASHUA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



       1-5492-1                                        02-0170100
(Commission File Number)                   (I.R.S. Employer Identification No.)



44 FRANKLIN STREET, NASHUA, NEW HAMPSHIRE                   03060
(Address of Principal Executive Offices)                  (Zip Code)


                                 (603)880-2323
               (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

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                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5 - OTHER EVENTS
- ---------------------

On April 17, 1996, Nashua Corporation issued the following press release:

                          NASHUA CORPORATION ANNOUNCES
                         SALE OF TAPE PRODUCTS DIVISION

     Nashua, NH, April 17, 1996 - Nashua Corporation (NYSE:NSH) today announced that it has signed an agreement to sell its Tape Products Division, formerly part of its Commercial Products Group, to The Kendall Company, a wholly owned subsidiary of Tyco International Ltd. The sale is subject to approval by Tyco's Board of Directors and regulatory approval under the Hart-Scott-Rodino Anti-trust Improvement Act of 1976. Kendall will pay Nashua $28 million at closing for the net assets of the business, subject to certain post-closing adjustments. Completion of the transaction is expected before the end of June.

     Gerald G. Garbacz, president and chief executive officer of Nashua Corporation, stated, "The sale of the Tape Products Division is an important component in Nashua's strategy to focus its operations on its core markets. The sale also demonstrates Nashua's commitment to set and achieve the business objectives essential for the Company's success. We plan to use the proceeds from the sale to strengthen our financial position by reducing debt."

     The Tape Products Division, based in Watervliet, New York, with sales in excess of $50 million, manufactures and sells tape products for HVAC, industrial and general purpose applications. As a result of the divestiture, Nashua's Commercial Products Group is now composed of three divisions: Specialty Coated Products, Label Products and Imaging Supplies.

     Nashua Corporation offers a diverse mix of products including thermal papers, pressure sensitive labels, specialty papers, copier and laser printer supplies, aluminum substrates and photofinishing services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NASHUA CORPORATION

April 18, 1996                          By  /s/ Daniel M. Junius
                                            -------------------------------
                                                Daniel M. Junius
                                                Vice President - Finance
                                                and Chief Financial Officer